Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

ABC BANCORP ANNOUNCES CHARTER CONSOLIDATION

August 31, 2005

ABC BANCORP (Nasdaq: ABCB), Moultrie, Georgia, announced today that it intends to begin consolidating its subsidiary bank charters across Georgia, Alabama and northern Florida into a single charter. In addition to the charter consolidation effort, ABC announced intentions to re-brand the Company and its surviving bank subsidiary with a single identity. A public relations and marketing firm has been engaged by the Company to assist in the branding initiative, and ABC anticipates announcing the new brand during the fourth quarter of 2005. ABC’s philosophy of having local leadership and a local board of directors involved in decision making will remain unchanged through both initiatives.

On July 1, 2005, ABC announced the planned acquisition of First National Banc, Inc., a two bank holding company with assets of approximately $270 million as of July 31, 2005. First National Banc’s banking subsidiaries include the market leader in St. Marys, Georgia and the largest community bank in Orange Park, Florida. The combination of the charter consolidation initiative and this pending merger will create a single bank having approximately $1.6 billion in total assets serving 34 communities with approximately 125,000 core customer accounts. The branding initiative will include First National Banc’s banking subsidiaries and will capture the Company’s pride and success associated with almost 35 years of community banking.

In connection with the charter and branding initiatives, ABC will record charges to earnings in the fourth quarter of 2005 of approximately $1.7 million, after tax, or approximately $0.14 per share. These non-recurring charges are the Company’s best estimate of costs necessary to (i) reengineer policies and procedures to accommodate the more efficient corporate structure; (ii) rename the Company and its single bank subsidiary and aggressively market the uniform brand in and around our existing markets; (iii) write-off redundant and outdated equipment and supplies, including but not limited to existing signage; and (iv) improve efficiency through better utilization of employees and elimination of redundant efforts.

The charter and branding initiatives are key parts of the Company’s strategic plan that focuses on creating an efficient platform for continued expansion into markets with higher levels of growth. Edwin W. Hortman, Jr., President and Chief Executive Officer of ABC, commented on the strategic planning initiatives and said, “As we began to think about the future, our focus remained squarely on leveraging our success serving customers and their communities with our brand of community banking. We believe our brand of community banking is unique and over the long run will create significant shareholder value. Highlighting that brand in a single charter with a uniform name strengthens our franchise significantly and allows us to refocus redundant operational tasks with duties that directly impact the sales and service in our banks.”

The proposed merger with First National Banc is subject to shareholder and regulatory approval and is expected to close during the fourth quarter of 2005. The charter consolidation initiative is also subject to the approval of various regulatory agencies and is expected to be completed during the first quarter of 2006.

ABC Bancorp is headquartered in Moultrie, Georgia, and has 12 banking subsidiaries with 37 locations in Georgia, Alabama and northern Florida. Its common stock is traded on the Nasdaq National Market under the symbol “ABCB”.

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The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. ABC Bancorp (“ABC”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC intends to file with the SEC a Registration Statement on Form S-4, which will contain the prospectus of ABC relating to the shares of ABC Common Stock to be issued in the acquisition of First National Banc, Inc. (“FNB”) and the proxy statement of FNB relating to its 2005 Annual Meeting of Shareholders, at which the transaction will be considered and voted upon by FNB’s shareholders, as well as other relevant documents concerning the transaction. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain the Form S-4 Registration Statement, including the exhibits filed therewith, free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by ABC free of charge by requesting them in writing from ABC Bancorp, 24 2nd Avenue, S.E., Moultrie, Georgia 31768, Attention: Corporate Secretary, or by telephone at (229) 890-1111. Investors may obtain documents filed with the SEC by FNB free of charge by requesting them in writing from First National Banc, Inc., 2509 Osborne Road, St. Marys, Georgia 31558.

FNB and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the acquisition of FNB by ABC. Information about such directors and executive officers and their ownership of FNB Common Stock is set forth in FNB’s Form 10-KSB for the year ended December 31, 2004.

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